Exhibit 99.(l)(2)

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the reference to our Firm under the caption “Legal Counsel” in the Statement of Additional Information included in Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), of Calamos Aksia Hedged Strategies Fund (File Nos. 333-286336 and 811-24073). In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP

New York, New York

July 29, 2026